Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com
Media Contacts Anita Liskey, 312.466.4613 William Parke, 312.930.3467 news@cme.com Investor Contact John Peschier, 312.930.8491 CME-E

Chicago Mercantile Exchange Holdings Inc. Reports Strong Revenues and a 34 Percent Increase in Net Income for Third-Quarter 2006

•	Diluted earnings per share rose 33 percent to $2.95

•	Average daily volume increased 28 percent, to 5.4 million contracts

•	Options volume on CME Globex averaged a record 148,000 contracts per day, representing a record 12 percent of total CME options volume

CHICAGO, October 24, 2006 – Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ: CME) today reported a 22 percent increase in total revenues to $275 million and a 34 percent increase in net income to $104 million for third-quarter 2006 compared with third-quarter 2005. Income before income taxes was up 33 percent to $171 million. Diluted earnings per share rose 33 percent to $2.95 from $2.22.

Average daily volume reached 5.4 million contracts during third-quarter 2006, a 28 percent increase from third-quarter 2005. Trading on the CME® Globex® electronic trading platform grew 32 percent to 3.8 million contracts per day in third-quarter 2006 from 2.9 million per day in third-quarter 2005. Electronic volume represented 71 percent of total CME volume in the quarter. Total third quarter options volume averaged 1.3 million contracts per day, up 39 percent compared with third-quarter 2005. Electronic options volume averaged a record 148,000 contracts per day for the quarter, nearly tripling from the same period a year ago, and representing a record 12 percent of total CME options volume in the quarter.

“After concluding another impressive quarter, we announced our proposed merger with the Chicago Board of Trade, which will create the world’s leading derivatives exchange,” said CME Chairman Terry Duffy. “Building on our successful common clearing agreement, this merger will enable us to provide customers more diverse and innovative products across all asset classes, increased operational efficiencies, wider global distribution and unsurpassed liquidity. It will strengthen our ability to compete going forward and help maintain Chicago’s position as the center of global risk management.”

“Our strong financial results in the third quarter were driven by solid execution in our core business,” said CME Chief Executive Officer Craig Donohue. “During the quarter, we continued to deliver impressive volume growth compared to third-quarter 2005, with each product line up by more than 25 percent. In addition, we significantly increased NYMEX volume on the CME Globex platform during the quarter to more than 11 million contracts traded, and we increased the number of FXMarketSpace early adopters, which now include the 16 of the top 20 FX banks in the world.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS® products, for which CME receives significantly lower clearing fees than other CME products, and CME Auction Markets™ products.

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Clearing and transaction fees increased 23 percent to $217 million, up from $176 million for third-quarter 2005. Revenue from processing services rose 36 percent to $24 million and quotation data fees were up 7 percent to $20 million.

Total expenses increased 11 percent to $118 million, driven by increased compensation-related, technology maintenance and licensing expenses.

Capital expenditures, including capitalized software development costs, were $19 million in third-quarter 2006.

Third-quarter income before income taxes was $171 million, an increase of 33 percent from $128 million for the year-ago period. The company’s pre-tax margin was 59 percent, compared with 55 percent for the same period last year. Pre-tax margin is defined as income before income taxes expressed as a percentage of total revenues added to total non-operating income and expense.

CME’s working capital increased by approximately $76 million during the third quarter, to more than $1.2 billion at September 30, 2006.

Nine-Month Results

Average daily volume was 5.4 million contracts for the first nine months of 2006, up 28 percent from 4.2 million contracts in the same time period in 2005. Volume on the CME Globex electronic platform increased 31 percent year over year to an average of 3.8 million contracts per day.

For the first nine months of 2006, total revenues increased 21 percent to $809 million from $667 million for the first nine months of 2005. Clearing and transaction fees improved 24 percent to $646 million from $520 million a year ago, benefiting from higher trading volume. Processing services increased 17 percent, to $62 million from $53 million a year ago.

Total operating expenses were $346 million for the first nine months of 2006, an increase of 13 percent from $305 million for the comparable period in 2005.

Capital expenditures and capitalized software development costs were $58 million for the first nine months of 2006.

Income before taxes was $501 million for the first nine months of 2006, up 31 percent versus the same period a year ago. The pre-tax margin was 59 percent for the first nine months of 2006, compared with 56 percent for the year-earlier period.

The company reported net income of $305 million, or $8.68 per diluted share, for the first nine months of this year, compared with $231 million, or $6.63 per diluted share, for the first nine months of 2005.

CME will hold a conference call to discuss third-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available for up to two months after the call.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the S&P 500® Index on August 10, 2006, and the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest and most diverse financial exchange in the world. As an international marketplace, CME brings together buyers and sellers on its CME Globex electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in interest rates, equities, foreign exchange and commodities. The exchange managed $43.3 billion in collateral deposits at September 30, 2006, including $4.8 billion in deposits for non-CME products.

Chicago Mercantile Exchange, CME and Globex are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: our ability to obtain the required approvals for our proposed merger with CBOT Holdings, Inc. and our ability to realize the benefits and control the costs of the proposed transaction; increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing services provided to third parties; our ability to maintain existing customers and attract new ones; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risk of our clearing firms; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; and seasonality of the derivatives business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$868,624	$610,891
Collateral from securities lending	1,356,940	2,160,893
Marketable securities, including pledged securities	268,930	292,862
Accounts receivable, net of allowance	125,995	84,974
Other current assets	37,811	41,675
Cash performance bonds and security deposits	590,046	592,127

Total current assets	3,248,346	3,783,422
Property, net of accumulated depreciation and amortization	158,068	153,329
Other assets	89,207	32,643

Total Assets	$3,495,621	$3,969,394

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,816	$23,553
Payable under securities lending agreements	1,356,940	2,160,893
Other current liabilities	73,888	53,354
Cash performance bonds and security deposits	590,046	592,127

Total current liabilities	2,046,690	2,829,927
Other liabilities	27,846	20,783

Total liabilities	2,074,536	2,850,710
Shareholders’ equity	1,421,085	1,118,684

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,495,621	$3,969,394

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Clearing and transaction fees	$216,999	$176,330	$646,315	$519,744
Processing services	23,910	17,593	62,219	53,168
Quotation data fees	20,057	18,811	60,736	54,371
Access fees	5,186	4,637	14,939	14,123
Communication fees	2,142	2,232	6,541	6,824
Other	6,411	6,103	17,881	18,995

Total Revenues	274,705	225,706	808,631	667,225

Expenses
Compensation and benefits	51,159	45,229	149,051	134,125
Communications	7,691	8,357	23,484	22,477
Technology support services	8,459	6,434	23,377	19,713
Professional fees and outside services	7,473	7,563	25,226	19,704
Depreciation and amortization	18,609	17,256	53,592	48,118
Occupancy	7,731	7,272	22,202	21,321
Licensing and other fee agreements	6,394	3,956	19,255	12,153
Marketing, advertising and public relations	4,510	3,961	11,593	9,511
Other	5,717	5,992	18,251	17,863

Total Expenses	117,743	106,020	346,031	304,985

Operating Income	156,962	119,686	462,600	362,240

Non-Operating Income and Expense
Investment income	14,654	8,830	38,789	21,189
Securities lending interest income	19,343	15,714	70,439	39,537
Securities lending interest expense	(18,943)	(15,331)	(68,809)	(38,112)
Equity in losses of unconsolidated subsidiaries	(1,502)	(608)	(2,110)	(2,217)

Total Non-Operating	13,552	8,605	38,309	20,397

Income Before Income Taxes	170,514	128,291	500,909	382,637

Income tax provision	(66,714)	(50,825)	(196,163)	(152,060)

Net Income	$103,800	$77,466	$304,746	$230,577

Earnings per Common Share:
Basic	$2.99	$2.25	$8.79	$6.73
Diluted	2.95	2.22	8.68	6.63

Weighted Average Number of Common Shares:
Basic	34,749	34,370	34,657	34,262
Diluted	35,153	34,891	35,098	34,793

Note: Beginning in the third quarter of 2006, the following income statement items have been reclassified from revenue to non-operating income and expense in the consolidated statements of income: investment income, securities lending interest income and expense, and equity in losses of unconsolidated subsidiaries. The equity in losses of unconsolidated subsidiaries was previously included as part of other income. All other items were included separately in the income statement. The presentation of these items has been changed to more closely conform to the Securities and Exchange Commission’s Article 5 of Regulation S-X.

	3Q 2005	4Q 2005	1Q 2006	2Q 2006	3Q 2006
Trading Days	64	63	62	63	63

Average Daily Volume (Round Turns, in Thousands)*
	3Q 2005	4Q 2005	1Q 2006	2Q 2006	3Q 2006
Interest rates	2,489	2,209	2,918	3,255	3,148
Equity E-mini	1,181	1,336	1,408	1,748	1,564
Equity standard-size	118	141	145	173	154
Foreign exchange	336	375	407	471	423
Commodities	56	56	80	81	78

Subtotal	4,180	4,117	4,958	5,728	5,367
TRAKRS	27	595	161	419	117

Total	4,207	4,712	5,119	6,147	5,484

Open outcry	1,263	1,107	1,467	1,657	1,517
Electronic (including TRAKRS)	2,897	3,556	3,595	4,441	3,917
Privately negotiated	47	49	57	49	50

Total	4,207	4,712	5,119	6,147	5,484

Transaction Fees (in Thousands)*
	3Q 2005	4Q 2005	1Q 2006	2Q 2006	3Q 2006
Interest rates	$79,955	$70,840	$89,194	$97,768	$98,306
Equity E-mini	53,255	59,427	62,183	76,889	70,194
Equity standard-size	10,657	12,823	12,859	15,493	12,947
Foreign exchange	29,079	29,442	31,616	33,212	30,576
Commodities	3,364	3,457	4,737	4,673	4,597

Subtotal	176,310	175,989	200,589	228,035	216,620
TRAKRS	20	468	208	384	244

Total	$176,330	$176,457	$200,797	$228,419	$216,864

Open outcry	$37,438	$35,677	$43,406	$50,067	$45,429
Electronic (including TRAKRS)	127,812	129,088	144,776	166,741	160,295
Privately negotiated	11,080	11,692	12,615	11,611	11,140

Total	$176,330	$176,457	$200,797	$228,419	$216,864

Average Rate Per Contract (RPC)*
	3Q 2005	4Q 2005	1Q 2006	2Q 2006	3Q 2006
Interest rates	$0.502	$0.509	$0.493	$0.477	$0.496
Equity E-mini	0.705	0.706	0.712	0.698	0.712
Equity standard-size	1.410	1.443	1.431	1.421	1.338
Foreign exchange	1.353	1.246	1.253	1.119	1.146
Commodities	0.937	0.975	0.953	0.921	0.939

Average (excluding TRAKRS)	$0.659	$0.678	$0.652	$0.632	$0.641
TRAKRS	0.011	0.012	0.021	0.015	0.033
Overall average RPC	$0.655	$0.594	$0.633	$0.590	$0.628
Open outcry	$0.463	$0.512	$0.477	$0.480	$0.475
Electronic (including TRAKRS)	0.690	0.576	0.650	0.597	0.652
Electronic (excluding TRAKRS)	0.696	0.690	0.679	0.657	0.668
Privately negotiated	3.674	3.759	3.583	3.785	3.545

Overall average RPC	$0.655	$0.594	$0.633	$0.590	$0.628

*	Note: All volume, transaction fee data, and rate per contract information exclude CME Auction Markets™ products.

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